Filed Pursuant to Rule 433

Registration Statement File No. 333-257215

November 17, 2021

CANADIAN PACIFIC RAILWAY COMPANY

Pricing Term Sheet

The information in this pricing term sheet relates to the offering by Canadian Pacific Railway Company of US$1,500,000,000 of its 1.350% Notes due 2024 (the “2024 Notes”), US$1,000,000,000 of its 1.750% Notes due 2026 (the “2026 Notes”), US$1,400,000,000 of its 2.450% Notes due 2031 (the “2031 Notes”), US$1,000,000,000 of its 3.000% Notes due 2041 (the “2041 Notes”) and US$1,800,000,000 of its 3.100% Notes due 2051 (the “2051 Notes,” and, together with the 2024 Notes, the 2026 Notes, the 2031 Notes and the 2041 Notes, the “Offering”) and should be read together with the preliminary prospectus supplement dated November 15, 2021 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated June 28, 2021. Terms used but not defined herein, with respect to the Offering, have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	Canadian Pacific Railway Company

Guarantor:	Canadian Pacific Railway Limited

Expected Ratings:*	S&P: BBB+ (stable) Moody’s: Baa2 (stable)

Pricing Date:	November 17, 2021

Settlement Date**:	December 2, 2021 (T+10)

Interest Payment Dates:

2024 Notes : June 2 and December 2,

commencing June 2, 2022

2026 Notes : June 2 and December 2,

commencing June 2, 2022

2031 Notes : June 2 and December 2,

commencing June 2, 2022

2041 Notes : June 2 and December 2,

commencing June 2, 2022

2051 Notes : June 2 and December 2,

commencing June 2, 2022

Title:	1.350% Notes due 2024 1.750% Notes due 2026 2.450% Notes due 2031 3.000% Notes due 2041 3.100% Notes due 2051

Principal Amount:	2024 Notes : $1,500,000,000 2026 Notes : $1,000,000,000 2031 Notes : $1,400,000,000 2041 Notes : $1,000,000,000 2051 Notes : $1,800,000,000

Maturity Date:	2024 Notes : December 2, 2024 2026 Notes : December 2, 2026 2031 Notes : December 2, 2031 2041 Notes : December 2, 2041 2051 Notes : December 2, 2051

Coupon:	2024 Notes : 1.350% 2026 Notes : 1.750% 2031 Notes : 2.450% 2041 Notes : 3.000% 2051 Notes : 3.100%

Benchmark Treasury:

2024 Notes : 0.750% due November 15, 2024

2026 Notes : 1.125% due October 31, 2026

2031 Notes : 1.375% due November 15, 2031

2041 Notes : 1.750% due August 15, 2041

2051 Notes : 2.000% due August 15, 2051

Benchmark Treasury Price / Yield:	2024 Notes : 99-23 / 0.845% 2026 Notes : 99-153⁄4 / 1.231% 2031 Notes : 98-02+ / 1.584% 2041 Notes : 95-22+ / 2.015% 2051 Notes : 100-23+ / 1.967%

Spread to Benchmark Treasury:	2024 Notes : +55 basis points 2026 Notes : +55 basis points 2031 Notes : +87 basis points 2041 Notes : +102 basis points 2051 Notes : +117 basis points

Yield to Maturity:	2024 Notes : 1.395% 2026 Notes : 1.781% 2031 Notes : 2.454% 2041 Notes : 3.035% 2051 Notes : 3.137%

Price to the Public:

2024 Notes : 99.868% of the principal amount

2026 Notes : 99.852% of the principal amount

2031 Notes : 99.965% of the principal amount

2041 Notes : 99.478% of the principal amount

2051 Notes : 99.284% of the principal amount

Special Mandatory Redemption

The offering is not conditioned upon the consummation of the Transaction; however, if we determine in our reasonable judgment that the STB Final Approval will not be sought or has not or will not be received prior to the outside date, then we will be required to redeem all of the outstanding 2031 Notes and 2041 Notes on the special mandatory redemption date at a special mandatory redemption price equal to 101% of the aggregate principal amount of the applicable notes plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date.

The “special mandatory redemption date” means the date specified in the notice of special mandatory redemption as described under the heading “Description of the Notes — Special Mandatory Redemption”, which date shall be a business day that is no earlier than three days and no later than 30 days from the date of such notice.

Optional Redemption Provisions:

2024 Notes: On or after the date that is one year after the date of issuance of the 2024 notes, we may redeem the 2024 notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2024 notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

2026 Notes: Prior to November 2, 2026 (the date that is one month prior to the maturity date of the 2026 notes), we may redeem the 2026 notes, in whole or in part, at our option at any time by paying a “make whole” premium (for the 2026 Notes, T+10 basis points), plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. On or after November 2, 2026 (the date that is one month prior to the maturity date of the 2026 notes), we may redeem the 2026 notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2026 notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

2031 Notes: Prior to September 2, 2031 (the date that is three months prior to the maturity date of the 2031 notes), we may redeem the 2031 notes, in whole or in part, at our option at any time by paying a “make whole” premium

(for the 2031 Notes, T+15 basis points), plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. On or after September 2, 2031 (the date that is three months prior to the maturity date of the 2031 notes), we may redeem the 2031 notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2031 notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

2041 Notes: Prior to June 2, 2041 (the date that is six months prior to the maturity date of the 2041 notes), we may redeem the 2041 notes, in whole or in part, at our option at any time by paying a “make whole” premium (for the 2041 Notes, T+20 basis points), plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. On or after June 2, 2041 (the date that is six months prior to the maturity date of the 2041 notes), we may redeem the 2041 notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2041 notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

2051 Notes: Prior to June 2, 2051 (the date that is six months prior to the maturity date of the 2051 notes), we may redeem the 2051 notes, in whole or in part, at our option at any time by paying a “make whole” premium (for the 2051 Notes, T+20 basis points), plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. On or after June 2, 2051 (the date that is six months prior to the maturity date of the 2051 notes), we may redeem the 2051 notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2051 notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

All notes offered hereby: We may also, at our option, redeem in whole, but not in part, all of the applicable notes at the redemption price described in the short form base shelf prospectus at any time in the event certain changes affecting Canadian withholding taxes occur.

Change of Control:	At 101% of principal, plus accrued and unpaid interest to the repurchase date

CUSIP/ISIN:	2024 Notes: 13645R BD5 / US13645RBD52 2026 Notes: 13645R BE3 / US13645RBE36 2031 Notes: 13645R BF0 / US13645RBF01 2041 Notes: 13645R BG8 / US13645RBG83 2051 Notes: 13645R BH6 / US13645RBH66

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	BMO Capital Markets Corp. Goldman Sachs & Co. LLC

Co-Managers:

Barclays Capital Inc. (Book-Running Manager on the 2041 Notes and 2051 Notes)
CIBC World Markets Corp. (Book-Running Manager on the 2024 Notes and 2026 Notes)
HSBC Securities (USA) Inc. (Book-Running Manager on the 2024 Notes and 2031 Notes)
Scotia Capital (USA) Inc. (Book-Running Manager on the 2026 Notes and 2031 Notes)
Wells Fargo Securities, LLC (Book-Running Manager on the 2041 Notes and 2051 Notes)
MUFG Securities Americas Inc.
ATB Capital Markets Inc.

Desjardins Securities Inc.

SMBC Nikko Securities America, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Note: It is expected that delivery of the Notes will be made against payment thereof on or about December 2, 2021, which will be the tenth business day following the date of the pricing of the Notes (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day preceding the date of delivery of the Notes will be required, by virtue of the fact that the Notes will initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day preceding the date of delivery of the Notes should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BMO Capital Markets Corp. toll free at +1 (800) 414-3627 or Goldman Sachs & Co. LLC toll free at +1 (866) 471-2526.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.